Exhibit 99.1
PRESS RELEASE
FOR IMMEDIATE RELEASE
PRG-Schultz Announces First Quarter 2009 Financial Results
ATLANTA, April 27, 2009 — PRG-Schultz International, Inc. (Nasdaq: PRGX), the world’s largest recovery audit firm, today announced its unaudited financial results for the first quarter of 2009.
Highlights of Financial Results
•	Net earnings for the 2009 first quarter were $1.9 million, or $0.08 per basic and diluted share, compared to net earnings of $3.6 million, or $0.17 per basic share and $0.16 per diluted share for the same period in 2008. The first quarter 2009 net earnings included $0.6 million of foreign currency losses on intercompany balances and a negligible net charge for stock-based compensation. The inter-company balances result primarily from transfer pricing charges to the Company’s foreign subsidiaries. The first quarter 2008 net earnings included a $3.0 million charge for stock-based compensation and $0.6 million of foreign currency gains on intercompany balances.

•	Adjusted EBITDA for the 2009 first quarter was $5.0 million compared to $9.0 million of adjusted EBITDA for the same period in 2008. The 2009 first quarter adjusted EBITDA is earnings before interest, taxes, depreciation and amortization (EBITDA) excluding stock-based compensation and the $0.6 million of foreign currency losses on intercompany balances. The comparable adjusted EBITDA amount for the first quarter of 2008 excludes from EBITDA for such period the charge of $3.0 million related to stock-based compensation and the $0.6 million of foreign currency gains on intercompany balances. (Schedule 3 attached to this press release provides a reconciliation of net earnings to each of EBITDA and adjusted EBITDA).

•	Consolidated revenue for the first quarter of 2009 was $39.3 million, a decrease of $9.0 million, or 18.7%, compared to $48.3 million for the same period in 2008. On a constant dollar basis adjusted for changes in foreign currency exchange rates, 2009 first quarter revenue declined slightly less than 10% compared to the same period in 2008.
Liquidity
At March 31, 2009 the Company had cash and cash equivalents of $24.5 million and had no borrowings against its revolving credit facility. Total debt outstanding at quarter-end was $18.3 million, which included a $17.8 million outstanding balance on a variable rate term loan due 2011 and a $0.5 million capital lease obligation. During the first quarter of 2009 the Company repurchased 78,754 shares of its common stock at an average per share price of $3.13.

“Our first quarter revenues reflect the adverse impact of the downturn in the economy, particularly in the U.S.” said Romil Bahl, president and chief executive officer. “Our clients’ purchases in certain segments of the U.S. retail industry continue to decline and many of our clients’ vendor partners are experiencing their own financial issues. The combination of these factors makes it more difficult for our clients to offset valid claims against other purchases from their vendors. We believe that this is partially a timing issue and many of these claims will turn into future recoveries for our clients.”
First Quarter Earnings Call
As previously announced, management will hold a conference call tomorrow morning at 8:30 AM (Eastern Time) to discuss the Company’s first quarter 2009 financial results. To access the conference call, listeners in the U.S. and Canada should dial 866-510-0704 at least 5 minutes prior to the start of the conference. Listeners outside the U.S. and Canada should dial 617-597-5362. To be admitted to the call, listeners should use passcode 82978495. A replay of the call will be available approximately one hour after the conclusion of the live call, extending through May 28, 2009. To directly access the replay, dial 888-286-8010 (U.S. and Canada) or 617-801-6888 (outside the U.S. and Canada). The passcode for the replay is 43212487.
This teleconference will also be audiocast on the Internet at www.prgx.com (click on “Events” under “Investor Relations”). A replay of the audiocast will be available at the same location on www.prgx.com beginning approximately one hour after the conclusion of the live audiocast, extending through May 28, 2009. Please note that the Internet audiocast is “listen-only.” Microsoft Windows Media Player is required to access the live audiocast and the replay and can be downloaded from www.microsoft.com/windows/mediaplayer.
About PRG-Schultz International, Inc.
Headquartered in Atlanta, PRG-Schultz International, Inc. is the world’s leading recovery audit firm, providing clients throughout the world with insightful value to optimize and expertly manage their business transactions. Using proprietary software and expert audit methodologies, PRG industry specialists review client purchases and payment information to identify and recover overpayments.
Non-GAAP Financial Measures
EBITDA and adjusted EBITDA are both “non-GAAP financial measures” presented as supplemental measures of our performance. They are not presented in accordance with accounting principles generally accepted in the United States, or GAAP. The Company believes these measures provide additional meaningful information in evaluating the Company’s performance over time, and that the rating agencies and a number of lenders use EBITDA and similar measures for similar purposes. In addition, a measure similar to adjusted EBITDA is used in the restrictive covenants contained in the Company’s secured credit facility. However, EBITDA and adjusted EBITDA have limitations as analytical tools, and you should not consider them in isolation, or as substitutes for analysis of our results as reported under GAAP. In addition, in evaluating EBITDA and adjusted EBITDA, you should be aware that, as described above, the adjustments may vary from period to period and in the future we will incur expenses such as those used in calculating these measures. Our presentation of these measures should not be construed as an inference that our future results will be unaffected by unusual or nonrecurring items. Schedule 3 to this press release provides a reconciliation of net earnings to each of EBITDA and adjusted EBITDA.
Forward Looking Statements
In addition to historical information, this press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include both implied and express statements regarding the Company’s financial condition, its outlook on the economic environment, the impact of the current economic environment on the Company’s clients and their vendors, and the likelihood that identified claims will result in future recoveries for clients. Such forward looking statements are not guarantees of future performance and are subject to risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to differ materially from the historical results or from any results expressed or implied by such forward-looking statements. Risks that could affect the Company’s future performance include revenues that do not meet expectations or justify costs incurred, the Company’s ability to develop material sources of new revenue in addition to revenues from its core accounts payable services, changes in the market for the Company’s services, the Company’s ability to retain existing personnel, potential legislative and regulatory changes applicable to the Medicare recovery audit contractor program, uncertainty in the credit markets, client bankruptcies, loss of major clients, and other risks generally applicable to the Company’s business. For a discussion of other risk factors that may impact the Company’s business, please see the Company’s filings with the Securities and Exchange Commission, including its Form 10-K filed on March 16, 2009. The Company disclaims any obligation or duty to update or modify these forward-looking statements.
Contact: PRG-Schultz International, Inc.
Peter Limeri
770-779-6464

SCHEDULE 1
PRG-Schultz International, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(Amounts in thousands, except per share data)
(Unaudited)

	Three Months
	Ended March 31,
	2009	2008
Revenues	$39,252	$48,263
Cost of revenues	26,167	30,252

Gross margin	13,085	18,011

Selling, general and administrative expenses	9,969	12,843

Operating income	3,116	5,168

Interest expense, net	(699)	(991)

Earnings before income taxes	2,417	4,177

Income taxes	544	593

Net earnings	$1,873	$3,584

Basic earnings per common share	$0.08	$0.17

Diluted earnings per common share	$0.08	$0.16

Weighted average common shares outstanding:
Basic	22,146	21,524

Diluted	23,136	22,843

SCHEDULE 2
PRG-Schultz International, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(Amounts in thousands)

	March 31,	December 31,
	2009	2008
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$24,459	$26,688
Restricted cash	120	61
Receivables:
Contract receivables	26,764	33,711
Employee advances and miscellaneous receivables	204	285

Total receivables	26,968	33,996

Prepaid expenses and other current assets	1,704	2,264

Total current assets	53,251	63,009

Property and equipment	7,822	7,901
Goodwill	4,600	4,600
Intangible assets	18,461	18,968
Other assets	3,695	4,305

Total assets	$87,829	$98,783

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current portions of debt obligations	$5,323	$5,314
Accounts payable and accrued expenses	11,795	16,275
Accrued payroll and related expenses	16,268	22,536
Refund liabilities and deferred revenue	7,589	8,372

Total current liabilities	40,975	52,497

Debt obligations	12,996	14,331
Noncurrent compensation obligations	2,133	2,849
Other long-term liabilities	6,298	6,396

Total liabilities	62,402	76,073

Shareholders’ equity:
Common stock	221	218
Additional paid-in capital	559,986	559,359
Accumulated deficit	(538,115)	(539,988)
Accumulated other comprehensive income	3,335	3,121

Total shareholders’ equity	25,427	22,710

Total liabilities and shareholders’ equity	$87,829	$98,783

SCHEDULE 3
PRG-Schultz International, Inc. and Subsidiaries
Reconciliation of Net Earnings to EBITDA and Adjusted EBITDA
(Amounts in thousands)
(Unaudited)

	Three Months
	Ended March 31,
	2009	2008
Reconciliation of net earnings to EBITDA and to adjusted EBITDA:

Net earnings	$1,873	$3,584

Adjust for:
Income taxes	544	593
Interest	699	991
Depreciation and amortization	1,291	1,401

EBITDA	4,407	6,569

Foreign currency (gains) losses on intercompany balances	605	(557)
Stock-based compensation	15	3,034

Adjusted EBITDA	$5,027	$9,046

EBITDA and adjusted EBITDA are both “non-GAAP financial measures” presented as supplemental measures of our performance. They are not presented in accordance with accounting principles generally accepted in the United States, or GAAP. The Company believes these measures provide additional meaningful information in evaluating the Company’s performance over time, and that the rating agencies and a number of lenders use EBITDA and similar measures for similar purposes. In addition, a measure similar to adjusted EBITDA is used in the restrictive covenants contained in the Company’s secured credit facility. However, EBITDA and adjusted EBITDA have limitations as analytical tools, and you should not consider them in isolation, or as substitutes for analysis of our results as reported under GAAP. In addition, in evaluating EBITDA and adjusted EBITDA, you should be aware that in the future we will incur expenses such as those used in calculating these measures. Our presentation of these measures should not be construed as an inference that our future results will be unaffected by unusual or nonrecurring items.

SCHEDULE 4
PRG-Schultz International, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(Amounts in thousands)
(Unaudited)

	Three Months
	Ended March 31,
	2009	2008
Cash flows from operating activities:

Net earnings	$1,873	$3,584
Adjustments to reconcile net earnings to net cash provided by (used in) operating activities:
Depreciation and amortization	1,291	1,401
Amortization of debt discounts and deferred costs	197	194
Stock-based compensation expense	15	3,034
(Increase) decrease in receivables	6,759	(11,525)
Increase (decrease) in accounts payable, accrued payroll and other accrued expenses	(10,375)	2,217
Other, primarily changes in assets and liabilities	608	652

Net cash provided by (used in) operating activities	368	(443)

Cash flows from investing activities — purchases of property and equipment, net of disposals	(745)	(417)

Net cash used in financing activities	(1,572)	(22,345)

Effect of exchange rates on cash and cash equivalents	(280)	281

Net decrease in cash and cash equivalents	(2,229)	(22,924)

Cash and cash equivalents at beginning of period	26,688	42,364

Cash and cash equivalents at end of period	$24,459	$19,440